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EXHIBIT 5.1

                                 HOLLEB & COFF
                                ATTORNEYS AT LAW

                             55 EAST MONROE STREET
                                   SUITE 4000
                          CHICAGO, ILLINOIS 60603-5896
                                 (312) 807-4600
                           TELECOPIER (312) 807-3900

                            OPINION OF HOLLEB & COFF

                                December 3, 1999

BPI Packaging Technologies, Inc.
455 Somerset Avenue
North Dighton, Massachusetts 02764

Ladies and Gentlemen:

    We have acted as special counsel for BPI Packaging Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, with respect to 15,000,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), which may be purchased by the stockholders of the Company who receive rights as described therein.

    In connection with the preparation of the Registration Statement and this letter, we have examined, considered and relied solely upon the following documents (collectively, the "Documents"): the Company's Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware; By-laws; certain minutes of the meetings of the Company's Board of Directors and any matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

    In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents. We would call your attention to the fact that Theodore L. Koenig, counsel to this law firm, also acts as a director of the Company.

    Based solely upon and subject to the Documents, and subject to the qualification set forth below, we are of the opinion that the Shares have been duly authorized and when the Shares have been duly delivered are validly issued, fully paid and non-assessable.

    Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited only to matters which have been specifically referred to us. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement this opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
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BPI Packaging Technologies, Inc.
December 3, 1999
Page 2

    This opinion is solely for the information of the addressee hereof and the purchasers of the Shares, and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without a prior written consent. Other than the addressee, and the purchasers of the Shares, no one is entitled to rely on this opinion.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                          Very truly yours,

                                          /s/ Holleb & Coff

                                          HOLLEB & COFF